INDEPENDENT ACCOUNTANTS' REVIEW REPORT

To the Board of Directors
Avid Sportswear & Golf Corp.
Sarasota, Florida

We have reviewed the accompanying consolidated balance sheet of Avid Sportswear & Golf Corp. as of March 31, 2000 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the periods ended March 31, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim consolidated financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

We have previously audited, in accordance with auditing standards generally accepted in the United States, the consolidated balance sheet of Avid Sportswear & Golf Corp. as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended (not presented herein) and in our report dated February 26, 2000, we expressed an unqualified opinion on those consolidated financial statements.

/s/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah

May 9, 2000